Exhibit 10.1
Virgin Orbit Holdings, Inc.

AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Eligible Directors (as defined below) on the board of directors (the “Board”) of Virgin Orbit Holdings, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Amended and Restated Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each member of the Board who is not an employee of the Company or any of its parents, affiliates or subsidiaries other than a person who is determined by the Board to not be eligible to receive compensation under this Program (each eligible person, an “Eligible Director”), unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company.

This Program is effective as of the Effective Date (as defined below) and shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program. For purposes of this Program, the “Effective Date” shall mean December, 29, 2021, the date on which the closing of the transactions contemplated by that certain Agreement and Plan of Merger by and among the Company and NextGen Acquisition Corp. II and certain parties thereto, dated as of August 22, 2021 (the “SPAC Merger”) were consummated.

1.Cash Compensation.

a.Annual Retainers. Each Eligible Director shall be eligible to receive an annual cash retainer of $60,000 for service on the Board.

b.Additional Annual Retainers. An Eligible Director shall be eligible to receive the following additional annual retainers, as applicable:

(i) Audit Committee. An Eligible Director serving as Chairperson of the Audit Committee shall be eligible to receive an additional annual retainer of $20,000 for such service. An Eligible Director serving as a member of the Audit Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $10,000 for such service.

(ii) Compensation Committee. An Eligible Director serving as Chairperson of the Compensation Committee shall be eligible to receive an additional annual retainer of $10,000 for such service. An Eligible Director serving as a member of the Compensation Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $5,000 for such service.

(iii) Nominating and Corporate Governance Committee. An Eligible Director serving as Chairperson of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $10,000 for such service. An Eligible Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $5,000 for such service.

Exhibit 10.1
(iv) Safety Committee. An Eligible Director serving as Chairperson of the Safety Committee shall be eligible to receive an additional annual retainer of $10,000 for such service. An Eligible Director serving as a member of the Safety Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $5,000 for such service.

c.Payment of Retainers. The annual cash retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter. In the event an Eligible Director does not serve as a director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Eligible Director shall be prorated for the portion of such calendar quarter actually served as a director, or in such position, as applicable.

2.Equity Compensation.
a.General. Eligible Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2021 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.

b.SPAC Merger Awards. Each Eligible Director serving on the Board as of immediately following the closing of the SPAC Merger automatically shall be granted a Restricted Stock Unit award with a value of $75,000 (the “SPAC Merger Award”). The number of Restricted Stock Units subject to a SPAC Merger Award will be determined by dividing the value by the closing price for the Company’s common stock on the Effective Date. Each SPAC Merger Award shall be granted upon the effectiveness of the Form S-8 with respect to the Company’s common stock issuable under the Plan (the date of such effectiveness, the “S-8 Effectiveness Date”), subject to continued service through the S-8 Effectiveness Date, and shall vest as to one-third of the shares subject to the SPAC Merger Award on each anniversary of the closing of the SPAC Merger, subject to continued service through the applicable vesting date.

c.Initial Awards. Each Eligible Director who is initially elected or appointed to serve on the Board after the Effective Date automatically shall be granted a Restricted Stock Unit award with a value of $75,000 (each, an “Initial Award”). The number of Restricted Stock Units subject to an Initial Award will be determined by dividing the value by the closing price for the Company’s common stock on the applicable grant date. Each Initial Award shall be granted on the later of (i) the S-8 Effectiveness Date, subject to continued service through such date, and (ii) date on which such Eligible Director is appointed or elected to serve on the Board, and shall vest as to one-third of the shares subject to the Initial Award on each anniversary of the grant date, subject to continued service through the applicable vesting date.

Exhibit 10.1
d.Annual Awards. An Eligible Director who is serving on the Board as of the date of the annual meeting of the Company’s stockholders (the “Annual Meeting”) each calendar year beginning with calendar year 2022 shall be granted a Restricted Stock Unit award with a value of $100,000 (an “Annual Award”, together with the SPAC Merger Awards and the Initial Awards, the “Director Awards”). The number of Restricted Stock Units subject to an Annual Award will be determined by dividing the value by the closing price for the Company’s common stock on the applicable grant date. Each Annual Award shall vest in full on the earlier to occur of (x) the one-year anniversary of the applicable grant date and (y) the date of the next Annual Meeting following the grant date, subject to continued service through the applicable vesting date.

e.Accelerated Vesting Events. Notwithstanding the foregoing, an Eligible Director’s Director Award(s) shall vest in full immediately prior to the occurrence of a Change in Control, to the extent outstanding and unvested at such time.

3.Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of non-employee Director compensation set forth in the Equity Plan, as in effect from time to time.
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